Exhibit 99.1

NUVERRA ENVIRONMENTAL SOLUTIONS ANNOUNCES THIRD QUARTER 2013 FINANCIAL RESULTS

- COMPANY BEGINS PROCESS TO DIVEST THERMO FLUIDS INC. (“TFI”)

- INTENDS TO EFFECT REVERSE STOCK SPLIT IN FOURTH QUARTER

- ANNOUNCES APPOINTMENT OF R.D. “DAN” NELSON AS NEW INDEPENDENT DIRECTOR

SCOTTSDALE, Ariz. – November 7, 2013 – Nuverra Environmental Solutions (NYSE: NES) (“Nuverra” or the “Company”), today announced financial results for the third quarter ended September 30, 2013. The Company also announced a plan to divest its TFI subsidiary, its intention to effect a 1-for-10 reverse stock split during the fourth quarter, and the appointment of R.D. “Dan” Nelson, who had a 32-year career at ExxonMobil, to its board of directors.

Third Quarter Summary

•	Revenue increased 74.8% to $162.6 million, or an increase of $69.6 million over the prior year.

•	Continued strong cash flow from operating activities of $39.9 million during the quarter.

•	Paid down $15.0 million of the Company’s credit facility.

•	Adjusted EBITDA[1], excluding special items, of $25.1 million, an increase of $7.8 million, or 45.4% over the comparable period of the prior year. Margin on an Adjusted EBITDA basis of 15.4%.

•	Net cash capital expenditures of $11.7 million during the quarter.

•	Reduction in operating working capital[2] by $18.0 million during the quarter, following an improvement of $14.1 million during the second quarter.

•	One-time, non-recurring and non-cash charges totaling $233.1 million in the quarter including goodwill and long-lived asset impairment.

Third Quarter Commentary

Mark D. Johnsrud, Chief Executive Officer, commented, “During the third quarter, we did not see the increase in industry activity that many had anticipated. While our Shale Solutions segment revenue was relatively flat, we experienced a sequential decline in segment EBITDA due in part to increased costs in the Bakken that were incurred in preparation for more robust activity in 2014, as well as lingering challenges in the Eagle Ford as we manage competitive pressures and excess capacity in that market.

“Nuverra’s management has been executing on a company-wide operational transformation to achieve a national strategy focused on building our multi-basin presence and marketing to E&P customers seeking high-quality environmental solution providers to meet growing unconventional oil and gas shale development. This year, we have set in motion significant actions to reorganize our operating divisions and strengthen our senior management team across the Company, as well as deploy new environmental solutions to serve our customers, including oilfield solids disposal and water recycling. We are concentrating on expanding our core shale solutions business, executing on future growth opportunities throughout the country and rationalizing our operating platform to reduce costs and drive efficiencies.

[1]	A reconciliation of net loss to Adjusted EBITDA is included in the tables below.
[2]	Operating working capital defined as non-cash current assets excluding deferred tax assets, less accounts payable, accrued expenses (excluding legal accruals), accrued payroll and benefits.

Nuverra Environmental Solutions

“In early 2013, we spoke about the need to integrate our acquired companies, and we continue to focus on core growth areas. After careful analysis over several quarters, the Company’s Board of Directors decided it was best to authorize a plan to divest the TFI business. Accordingly, the Company has engaged an investment banking firm to initiate the sales process. The Company currently expects to complete the divestiture late in the first quarter or early in the second quarter of 2014, and plans to apply all net proceeds toward the reduction of bank debt and general corporate purposes. Also, as a result of the goodwill impairment charge, the carrying value of TFI is approximately $145 million.

“We continue to focus on expanding our core environmental platform in the shale business. With respect to our oilfield waste landfill in the Bakken, we are excited about the previously discussed growth opportunities of this venture. We are currently taking solid waste deliveries at our landfill and are seeing volumes increase as more customers receive their requisite internal environmental approvals for use of our facility. With regard to H2O Forward, we recently received environmental approval permits for the placement of treatment assets at our facilities and currently expect to conduct our first H2O Forward frac during the first quarter of 2014.”

Third Quarter Financial Overview

Jay Parkinson, Chief Financial Officer, said, “On the Shale Solutions side, results were impacted by certain customer project rotations and delays in the Bakken in September, although we believe this was a temporary event based on indications of October activity. We also experienced increased labor costs in the Bakken, in part as we plan to retain and incent personnel in anticipation of stronger demand into 2014. Additionally, we continued to face challenges with our Industrial Solutions business, as used motor oil (“UMO”) collection costs continued to impact results in the third quarter. We have taken significant steps to reduce UMO collection costs, and anticipate future benefit from these measures.

“Nuverra continues to generate strong cash flow, with third-quarter free cash flows once again providing the flexibility to further reduce bank debt by $15.0 million, following a second-quarter pay down of $17.5 million. In 2013 year to date we have generated operating cash flow of $76.4 million, and anticipate we will continue to produce strong free cash flow in future periods. Prudent cash management and overall capital efficiencies resulted in capex spending in the third quarter of $11.7 million, which included capex related to building out the landfill. As of September 30, 2013, cash and cash equivalents were $9.9 million, and total debt was $536.03 million, which included $400.03 million of senior unsecured notes, approximately $114.5 million drawn under the Company’s amended credit facility and approximately $21.5 million of capital leases. Additionally, as previously announced, during the third quarter the Company amended its $325 million credit facility to increase its permissible maximum total debt leverage ratio, which resulted in total liquidity of approximately $80 million as of September 30, 2013.

“Our expectation of continued solid free cash flows, coupled with the future sale of TFI and our intention to apply 100% of the proceeds to pay down our secured bank debt and for general corporate purposes, puts us in a position to explore strategies to enhance balance sheet flexibility, which could include a potential limited share repurchase program or an open-market buyback of a portion of our high yield debt,” Mr. Parkinson concluded.

Operational Update

Shale Solutions (Formerly referred to as the Fluids Management Division. Includes legacy Heckmann Water Resources and Power Fuels.)

Nuverra’s Shale Solutions segment provides comprehensive environmental solutions, including the delivery, collection, treatment, recycling and disposal of restricted environmental products for unconventional oil and gas development. Shale Solutions generates revenues from operations in eight shale areas: the Bakken, Utica, Eagle Ford, Mississippian Lime and Permian shale basins, which are oil-rich areas, and the Marcellus, Haynesville and Barnett shale basins, which are gas-rich areas.

For the third quarter, total revenue from Shale Solutions was $131.8 million, of which approximately $90.9 million was derived from predominantly oil-rich areas and $41.0 million was derived from predominantly gas-rich areas. This represented a $72.6 million, or 123% increase in total revenue when compared to the same prior-year period.

[3]	Excludes unamortized discount and premium of $0.8 million, net.

Nuverra Environmental Solutions

In the Bakken Shale area, revenues were nearly flat with the second quarter, although margins were lower due to higher personnel expense. In addition, results in the month of September were negatively impacted by customer project rotations out of Nuverra service areas, although the Company saw October customer frac activity return to pre-September levels.

In the Marcellus and Utica Shale areas, revenues and adjusted EBITDA increased sequentially, as the Company benefited from the expansion into the Utica Shale and experienced strong results from our treatment facility.

In the Haynesville Shale area, both revenues and adjusted EBITDA increased sequentially, as activity showed modest signs of improvement. In the Eagle Ford Shale area, revenues and adjusted EBITDA fell sequentially. Management remains focused on the previously discussed operational turnaround with a new management team in place in the Eagle Ford Shale area.

Industrial Solutions (Formerly referred to as the Recycling Division. Includes legacy TFI)

Nuverra’s Industrial Solutions operating segment provides environmental and waste recycling solutions through the collection and recycling of waste products, including UMO, which the Company processes and sells as reprocessed fuel oil (RFO), oily water, spent antifreeze, used oil filters and parts washers, and provision for complementary environmental services for a diverse industrial customer base.

Revenue in the Industrial Solutions segment was $30.8 million for the third quarter, a decrease of $3.0 million when compared to the year-ago period. Increased logistics costs arising from more product mix going to re-refineries also impacted results during the quarter, as asphalt end-market demand continued to be stagnant due to low natural gas prices. Additionally, results were impacted by the Company’s focus on lowering UMO costs, which impacted volumes. The Company is optimistic about the longer-term impact of this strategic initiative and believes it will translate into improved financial results in the future.

Guidance and Business Outlook

With this earnings report, in order to reflect the Company’s focus on the long-term performance of the business, Nuverra is changing the method by which it provides guidance and business outlook. Going forward, the Company intends to provide qualitative perspectives and factors on the business and the overall market for its products and services.

In the fourth quarter, the Company does not expect a material change in overall business activity, as customers have indicated plans to prepare for increases in 2014 activity and not make substantial changes to planned activity for the remainder of 2013. Given this fact, the Company believes the seasonal slowdown in the fourth quarter could be greater than normal. Additionally, the Company expects to incur expenses relating to hiring personnel to meet forecasted 2014 demand, which could impact margins.

Commenting on the Company’s preliminary outlook for 2014, Mr. Johnsrud remarked:

“The forecast for next year’s E&P capital spending is strong, and we believe the North American recovery is poised for acceleration in 2014. High oil prices combined with lower activity levels throughout 2013 have bolstered the balance sheets of E&P companies, and we see signs that capital spending will increase in 2014. We are encouraged by indicators of increased activity next year, particularly in North Dakota. A number of our key customers are increasing their capital budgets for next year, and we believe that industry-wide spending and activity will increase in 2014. Additionally, we are seeing signs that our focus on building a national environmental solutions strategy is taking hold, including two discussions in the last 30 days for national service proposals from major companies, something we had not previously experienced. As such, we are optimistic about the future of the Company and the solid strategy we have put in place to support growth and expansion within our shale solutions business.”

Nuverra Environmental Solutions

One-Time & Non-Recurring Charges

Nuverra has recorded a non-cash charge of $98.5 million for the write-down of goodwill of TFI. The Company also recorded a non-cash charge of $108.4 million, relating in part to long-lived assets arising out of a number of acquisitions made by the legacy Heckmann Corporation in natural gas basins between 2009 and 2011. The impairment charge was identified in connection with the Company’s assessment previously disclosed in its second quarter Form 10-Q that potential impairment indicators existed, including persistent low natural gas prices which affect activity in the Company’s gas shale areas, as well as the fact that the market value of the equity of the Company traded for a period of time at a value that was less than the book value of the equity of the Company. These various impairment charges are non-cash and will not affect Nuverra’s cash position, cash flow from operating activities, free cash flow, or liquidity position, nor do they affect key metrics used for compliance with debt covenants.

The Company also recorded an accrual of $16.0 million relating to a class action lawsuit in connection with the acquisition of China Water & Drinks, Inc. by the legacy Heckmann Corporation in 2008.

The Company incurred a number of other one-time and non-recurring charges, which are summarized in total in the adjusted EBITDA reconciliation table.

Addition to Board of Directors

Nuverra announced that it will welcome former ExxonMobil Vice President R.D. “Dan” Nelson as its newest independent director.

During his 32-year career with ExxonMobil, Mr. Nelson served as vice president of the company’s Washington, D.C. office and vice president and officer of the corporation. He held a variety of other senior positions with ExxonMobil in the United States, the United Kingdom and Saudi Arabia. These positions included a number of strategic roles focused on Mobil’s Middle East operations, coordination manager for Mobil’s business operations with the Arabian-American Oil Company; manager, Middle East region, Mobil Corporation; planning and analysis manager for the supply and trading organization in Mobil’s global headquarters and venture manager for the company’s liquefied natural gas projects. Following the ExxonMobil merger, Mr. Nelson was appointed chairman and chief executive officer of ExxonMobil Saudi Arabia Inc.

“Dan is a highly accomplished and respected oil and gas industry leader who will provide valuable insight as we navigate Nuverra into the future and build long-term value for our stakeholders,” said Mr. Johnsrud. “We are pleased to welcome him to the Board and look forward to the additional strategic vision and guidance he will bring to the team.”

Reverse Stock Split

After careful examination and on counsel from an equity advisory firm, during the fourth quarter, the Company intends to effect a 1-for-10 reverse stock split of Nuverra common stock, which was approved by stockholders in November 2012. The Company anticipates the reverse stock split will be effective by the end of December 2013. When the reverse stock split becomes effective, every 10 shares of issued and outstanding Nuverra common stock will be automatically combined into one issued and outstanding share of common stock. This will reduce the number of outstanding shares of Nuverra common stock from approximately 260 million to approximately 26 million. Nuverra common stock will continue trading on the NYSE under the symbol “NES.” The Company will provide press releases to update the market on the specific effective date of the reverse stock split in the future.

Conference Call and Webcast

The Company will host a conference call today at 4:30 p.m. ET (1:30 p.m. PT) to provide commentary on its financial results, business outlook and growth strategies. To participate on the conference call, please dial (domestic toll-free) 877-941-2069 or (international) 480-629-9713 and reference conference ID 4645996. An audio replay of the conference call will be available approximately one hour after the conclusion of the call through November 21, 2013. The audio replay can be accessed at (domestic toll free) 800-406-7325 or (international) 303-590-3030 and entering access code 4645996. The call also will be webcast, with a replay available for 12 months thereafter. Both will be available in the “Investors” section of the Nuverra Environmental Solutions web site at http://www.nuverra.com.

Nuverra Environmental Solutions

About Nuverra Environmental Solutions, Inc.

Nuverra is among the largest companies in the United States dedicated to providing comprehensive and full-cycle environmental solutions to customers in energy and industrial end-markets. Nuverra focuses on the delivery, collection, treatment, recycling, and disposal of restricted solids, water, wastewater, used motor oil, spent antifreeze, waste fluids and hydrocarbons. The Company continues to expand its suite of environmentally compliant and sustainable solutions to customers that demand stricter environmental compliance and accountability from their service providers.

Interested parties can access additional information about Nuverra on the Company’s web site at http://www.nuverra.com, and in documents filed with the United States Securities and Exchange Commission, on the SEC’s web site at http://www.sec.gov.

About Non-GAAP Financial Measures

This press release contains non-GAAP financial measures as defined by the rules and regulations of the United States Securities and Exchange Commission. A non-GAAP financial measure is a numerical measure of a company’s historical or future financial performance, financial position or cash flows that excludes amounts, or is subject to adjustments that have the effect of excluding amounts, that are included in the most directly comparable measure calculated and presented in accordance with GAAP in the statements of operations or balance sheets of the Company; or includes amounts, or is subject to adjustments that have the effect of including amounts, that are excluded from the most directly comparable measure so calculated and presented. Reconciliations of these non-GAAP financial measures to their comparable GAAP financial measures are included in the attached financial tables.

These non-GAAP financial measures are provided because management of the Company uses these financial measures in maintaining and evaluating the Company’s ongoing financial results and trends. Management uses this non-GAAP information as an indicator of business performance, and evaluates overall management with respect to such indicators. Management believes that excluding items such as acquisition expenses, amortization of intangible assets, stock-based compensation, asset impairments, restructuring charges and other non-recurring charges, among other items that are inconsistent in amount and frequency (as with acquisition expenses), or determined pursuant to complex formulas that incorporate factors, such as market volatility, that are beyond our control (as with stock-based compensation), for purposes of calculating these non-GAAP financial measures facilitates a more meaningful evaluation of the Company’s current operating performance and comparisons to the past and future operating performance. The Company believes that providing non-GAAP financial measures such as EBITDA, adjusted EBITDA, adjusted net income (loss), adjusted net income (loss) per share, and operating working capital, in addition to related GAAP financial measures, provides investors with greater transparency to the information used by the Company’s management in its financial and operational decision-making. These non-GAAP measures should be considered in addition to, but not as a substitute for, measures of financial performance prepared in accordance with GAAP.

Forward-Looking Statements

This press release may contain “forward-looking statements” within the meaning of the safe harbor provisions of the United States Private Securities Litigation Reform Act of 1995. Words such as “expect,” “estimate,” “project,” “budget,” “forecast,” “anticipate,” “intend,” “plan,” “may,” “will,” “could,” “should,” “believes,” “predicts,” “potential,” “continue,” and similar expressions are intended to identify such forward-looking statements. Forward-looking statements in the press release include, without limitation, forecasts of growth, revenues, business activity, adjusted EBITDA and pipeline expansion, and future benefits from UMO cost reductions, statements regarding possible divestitures, timing of such divestitures, acquisitions, financings and other matters that involve known and unknown risks, uncertainties and other factors that may cause results, levels of activity, performance or achievements to differ materially from results expressed or implied by this press release. Such risk factors

Nuverra Environmental Solutions

include, among others: difficulties encountered in acquiring and integrating businesses; uncertainties in evaluating goodwill and long-lived assets for potential impairment; potential financial impact of litigation; whether certain markets grow as anticipated; pricing pressures; risks associated with our indebtedness; low oil and or natural gas prices; changes in customer drilling activities and capital expenditure plans; shifts in production into shale areas in which we currently do not have operations; control of costs and expenses; and the competitive and regulatory environment. Additional risks and uncertainties are set forth in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2012, as well as the Company’s other reports filed with the United States Securities and Exchange Commission, which are available at http://www.sec.gov/ as well as the Company’s web site at http://nuverra.com/. As a result of the foregoing considerations and the other limitations of non-GAAP measures described elsewhere herein, you are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this presentation. All forward-looking statements are qualified in their entirety by this cautionary statement. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Investor Relations:

The Piacente Group, Inc.

Brandi Piacente, +1-212-481-2050

nuverra@tpg-ir.com

###

NUVERRA ENVIRONMENTAL SOLUTIONS AND SUBSIDIARIES

Condensed Consolidated Statements of Operations

(in thousands, except per share data)

(unaudited)

	Three months ended September 30,		Nine months ended September 30,
	2013	2012	2013	2012
Revenues:
Non-rental revenue	$143,286	$90,465	$426,470	$230,566
Rental revenue	19,320	2,585	61,125	8,212

Total revenues	162,606	93,050	487,595	238,778
Cost of sales	(143,342)	(76,633)	(423,071)	(200,316)

Gross profit	19,264	16,417	64,524	38,462
Operating expenses:
General and administrative	37,497	10,592	71,687	27,630
Restructuring and exit costs	—	—	1,453	—
Long-lived asset impairment	108,401	—	111,900	—
Goodwill impairment	98,500	—	98,500	—
Amortization of intangible assets	5,874	5,281	23,531	11,413

Total operating expenses	250,272	15,873	307,071	39,043

Loss (income) from operations	(231,008)	544	(242,547)	(581)
Interest expense, net	(13,473)	(6,968)	(40,144)	(15,930)
Income from equity investment	183	—	41	—
Loss from extinguishment of debt	—	—	—	(2,638)
Other expense, net	(4,355)	(2,287)	(5,487)	(2,565)

Loss before income taxes	(248,653)	(8,711)	(288,137)	(21,714)
Income tax benefit (expense)	54,915	(634)	68,918	19,249

Net loss attributable to common stockholders	$(193,738)	$(9,345)	$(219,219)	$(2,465)

Weighted average shares outstanding used in computing net loss per common share:
Basic	248,539	147,656	243,155	139,313

Diluted	248,539	147,656	243,155	139,313

Net loss per common share:
Basic	$(0.78)	$(0.06)	$(0.90)	$(0.02)

Diluted	$(0.78)	$(0.06)	$(0.90)	$(0.02)

NUVERRA ENVIRONMENTAL SOLUTIONS AND SUBSIDIARIES

Condensed Consolidated Balance Sheets

(in thousands)

(unaudited)

	September 30, 2013	December 31, 2012
Assets
Cash and cash equivalents	$9,935	$16,211
Restricted cash	83	3,536
Accounts receivable, net	101,314	117,528
Inventories	5,596	5,710
Prepaid expenses and other receivables	11,237	8,587
Deferred income taxes	11,963	12,495
Other current assets	656	1,824

Total current assets	140,784	165,891
Property, plant and equipment, net	522,657	604,870
Equity investments	4,020	8,279
Intangible assets, net	248,978	284,698
Goodwill	456,696	555,091
Other long-term assets	22,905	25,510

Total assets	$1,396,040	$1,644,339

Liabilities and Stockholders’ Deficit
Accounts payable	$35,973	$29,538
Accrued expenses	57,894	41,274
Accrued interest	18,559	8,991
Current portion of contingent consideration	8,155	1,968
Current portion of long-term debt	5,475	4,699

Total current liabilities	126,056	86,470
Deferred tax liabilities, net	60,041	128,992
Long-term debt	529,686	561,427
Long-term contingent consideration	9,140	8,863
Financing obligation to acquire non-controlling interest	9,821	9,021
Other long-term liabilities	4,268	1,805

Total liabilities	739,012	796,578
Common stock	273	265
Additional paid-in capital	1,340,550	1,318,181
Purchased warrants	—	(6,844)
Treasury stock	(19,503)	(19,503)
Accumulated deficit	(664,292)	(444,338)

Total liabilities and stockholders’ deficit	$1,396,040	$1,644,339

NUVERRA ENVIRONMENTAL SOLUTIONS AND SUBSIDIARIES

Condensed Consolidated Statements of Cash Flows

(in thousands)

(unaudited)

	Nine Months Ended September 30,
	2013	2012
Cash flows from operating activities:
Net loss	$(219,219)	$(2,465)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation	66,325	27,639
Amortization of intangible assets	23,531	11,413
Amortization of deferred financing costs	3,446	352
Loss on extinguishment of debt	—	2,638
Amortization of original issue discounts and premiums	106	—
Stock-based compensation	3,295	2,377
Bad debt expense	1,871	955
Deferred income tax benefit	(69,593)	(20,921)
Gain from equity investment	(41)	—
Goodwill impairment	98,500	—
Impairment of long-lived assets	111,900	—
Loss on disposal of assets and impairment	637	1,771
Write-down of cost method investments	4,300	—
Other, net	532	1,781
Changes in operating and liabilities:
Accounts receivable	15,096	(19,774)
Prepaid expenses, inventory and other assets	(667)	511
Accounts payable and accrued expenses	26,788	518
Accrued interest	9,568	11,145

Net cash provided by operating activities	76,375	17,940

Cash flows from investing activities:
Purchases of property and equipment	(35,617)	(33,844)
Cash paid for acquisitions, net of cash acquired	(10,570)	(232,175)
Proceeds from acquisition-related working capital adjustment	2,067	—
Proceeds from sales of property and equipment	1,397	6,877
Proceeds from sale and maturity of available-for-sale securities	—	5,169

Net cash used in investing activities	(42,723)	(253,973)

Cash flows from financing activities:
Proceeds from revolving credit facility	52,001	—
Payments on revolving credit facility	(84,501)	—
Proceeds from issuance of 2018 Notes	—	248,605
Proceeds from equity offering	—	74,448
Payments on long-term debt	—	(140,174)
Payments on capital leases	(3,283)	(3,413)
Payments on notes payable	(724)	(715)
Payments of contingent consideration	(1,784)	(500)
Payments for deferred financing costs	(828)	(11,481)
Other	(809)	746

Net cash provided by (used in) financing activities	(39,928)	167,516
Net increase (decrease) in cash and cash equivalents	(6,276)	(68,517)
Cash and cash equivalents at beginning of period	16,211	80,194

Cash and cash equivalents at end of period	$9,935	$11,677

Supplemental schedule of non-cash investing and financing activities:
Purchases of property and equipment under capital leases	$5,774	20,367
Property, plant and equipment purchases in accounts payable	4,094	1,925
Common stock issuances for business combinations	24,286	46,122

Supplemental disclosure of cash flow information:
Cash paid for interest	$25,965	2,576
Cash paid for taxes, net of refunds	602	1,494

NUVERRA ENVIRONMENTAL SOLUTIONS AND SUBSIDIARIES

Adjusted EBITDA GAAP Reconciliations

(in thousands)

	Three months ended September 30,		Nine months ended September 30,
	2013	2012	2013	2012
Net loss	$(193,738)	$(9,345)	$(219,219)	$(2,465)
Depreciation expense	21,264	9,666	66,325	27,639
Amortization of intangible assets	5,874	5,281	23,531	11,413
Interest expense, net	13,473	6,968	40,144	15,930
Income tax benefit	(54,915)	634	(68,918)	(19,249)

EBITDA	$(208,042)	$13,204	$(158,137)	$33,268

Adjustments:
Stock-based compensation	1,172	928	3,295	2,377
Legal, environmental and insurance, net	17,341	—	21,185	—
Impairment of goodwill and long-lived assets	206,901	—	210,400	—
Restructuring and exit costs	—	—	1,453	—
Write-off of cost-method investments	4,300	—	4,300	—
Integration and rebranding costs	2,684	—	5,686	—
Transaction costs and other	738	3,128	2,262	5,395
Write-off of deferred financing costs	—	—	—	2,638
Start-up & training costs	—	—	—	3,166

Adjusted EBITDA	$25,094	$17,260	$90,444	$46,844